Exhibit 99.1

Encision Reports First Quarter Fiscal Year 2017 Results

BOULDER, Colo., Aug. 2, 2016 /PRNewswire/ -- Encision Inc. (ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2017 first quarter that ended June 30, 2016.

The Company posted quarterly net revenue of $2.277 million for a quarterly net loss of $99 thousand, or $(0.01) per share. These results compare to net revenue of $2.454 million for a net loss of $213 thousand, or $(0.02) per share, in the year-ago quarter. Gross margin on net revenue was 52 percent in the fiscal 2017 first quarter and 48 percent in the fiscal 2016 first quarter. Gross margin on net revenue was higher in the fiscal 2017 first quarter principally as a result of lower scrap costs and lower costs in manufacturing operations.

"We continue to drive internal efficiencies and performance as we release new products to increase the adoption of life saving AEM® Technology," said Gregory Trudel, President and CEO. "Our focus is clearly on top line growth and we have increased our channel investment to deliver sales increases. Encision's recent release of AEM EndoShield® 2 will increase the cost effectiveness of Active Electrode Monitoring safety and open the doors for new account expansion and bolster the top and bottom line. Our expansion into Europe is starting to gain traction and we are looking forward to an increased contribution from our international partners."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	June 30, 2016	March 31, 2016
ASSETS
Cash and cash equivalents	$ 48	$ 293
Restricted cash	25	25
Accounts receivable, net	945	840
Inventories, net	1,710	1,730
Prepaid expenses	169	92
Total current assets	2,897	2,980
Equipment, net	530	561
Patents, net	262	253
Other assets	16	16
Total assets	$ 3,705	$ 3,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	444	356
Accrued compensation	205	246
Other accrued liabilities	274	258
Line of credit	309	387
Deferred rent	30	30
Total current liabilities	1,262	1,277
Deferred rent	63	71
Total liabilities	1,325	1,348
Common stock and additional paid-in capital	23,699	23,682
Accumulated (deficit)	(21,319)	(21,220)
Total shareholders' equity	2,380	2,462
Total liabilities and shareholders' equity	$ 3,705	$ 3,810

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	June 30, 2016	June 30, 2015
Net revenue	$2,277	$2,454
Cost of revenue	1,087	1,280
Gross profit	1,190	1,174
Operating expenses:
Sales and marketing	629	696
General and administrative	344	367
Research and development	302	284
Total operating expenses	1,275	1,347
Operating loss	(85)	(173)
Interest and other expense, net	(14)	(40)
Loss before provision for income taxes	(99)	(213)
Provision for income taxes	––	––
Net loss	$(99)	$ (213)
Net loss per share—basic and diluted	$(0.01)	$ (0.02)
Weighted average number of shares—basic and diluted	10,673	10,673